UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 6, 2010

DOLBY LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32431	90-0199783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Potrero Avenue

San Francisco, CA 94103

(Address of principal executive offices, including zip code)

(415) 558-0200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 6, 2010, Dolby Laboratories, Inc. (the “Company”) entered into a letter agreement with Ray Dolby (the “Letter Agreement”) in connection with Ray Dolby’s planned retirement from the Board of Directors of the Company (the “Board”). Pursuant to the terms of the Letter Agreement, the Board will appoint Ray Dolby to the newly-created position of “Founder and Director Emeritus,” effective as of the date of the Company’s 2011 annual meeting of stockholders. In this position, Ray Dolby will be entitled to attend meetings of the Board and its committees as an observer and to receive copies of the related meeting materials.

A copy of the Letter Agreement will be filed when required pursuant to Item 601 of Regulation S-K and is expected to be filed as an exhibit to the Company’s Form 10-Q for the fiscal quarter ended December 31, 2010.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Ray Dolby has notified the Company of his decision to not stand for reelection and retire from the Board, effective as of the date of the Company’s 2011 annual meeting of stockholders. In connection with Ray Dolby’s planned retirement, the Company and Ray Dolby entered into the Letter Agreement described in Item 1.01 of this Current Report on Form 8-K. Ray Dolby is not retiring because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 8.01	Other Events.

To fill the Board vacancy created as a result of Ray Dolby’s planned retirement, the Board has determined to nominate Ray Dolby’s son, David Dolby, for election as a member of the Board at the Company’s 2011 annual meeting of stockholders. Immediately prior to David Dolby becoming a member of the Board, he intends to resign as an employee of the Company, and it is expected that David Dolby will become a consultant to the Board on technology strategy matters at that time. David Dolby’s annual compensation as a consultant to the Board will be less than the annual compensation he received as an employee of the Company in fiscal 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLBY LABORATORIES, INC.

Date: December 8, 2010	/s/ Kevin J. Yeaman
Kevin J. Yeaman President, Chief Executive Officer and Director